Exhibit 12.1

STATEMENT REGARDING COMPUTATION
OF RATIO OF EARNINGS TO FIXED CHARGES

MANPOWER INC.
(d/b/a ManpowerGroup)
(in millions)

6 Months Ended
June 30, 2011

Earnings:
Earnings before income taxes	$213.5
Fixed charges	82.5
$296.0

Fixed charges:
Interest (expensed or capitalized)	$21.3
Estimated interest portion of rent expense	61.2
$82.5

Ratio of earnings to fixed charges	3.6

	2010	2009	2008	2007	2006
Earnings:
Earnings before income taxes from continuing operations	$(165.2)	$(22.9)	$442.6	$777.0	$481.9
Fixed charges	161.9	183.9	200.9	185.2	162.8
	$(3.3)	$161.0	$643.5	$962.2	$644.7

Fixed charges:
Interest (expensed or capitalized)	$42.4	$61.7	$64.2	$65.0	$54.1
Estimated interest portion of rent expense	119.5	122.2	136.7	120.2	108.7
	$161.9	$183.9	$200.9	$185.2	$162.8

Ratio of earnings to fixed charges	(0.0)	0.9	3.2	5.2	4.0

Note:
The calculation of ratio of earnings to fixed charges set forth above is in accordance with Regulation S-K, Item 601(b)(12). This calculation is different than the fixed charge ratio that is required by our various borrowing facilities.

Our 2008 and 2007 results have been restated as disclosed in Note 16 to the Consolidated Financial Statements included in our 2009 Annual Report to Shareholders.